Research protocol for the use of

"CHASIS" and "MAGA" preparations on broiler chickens

"CHASIS" preparation is a multifunctional additive containing wormwood extract, amaranth extract, a mixture of ammonium salts. It is a liquid concentrate with a slight specific smell.

"MAGA" preparation is based on vital bio-nutrients (macro-nutrients and micro-nutrients - magnesium, selenium, berry), extracts of amaranth, nettle, wheat germ, wormwood and a mixture of minerals and salts. It is a liquid oily concentrate, well soluble in water.

1. Place, scope and methods of research

In order to study the use of the "CHASIS" and "MAGA" preparations on broiler chickens, two groups of day-old chicks, 20 birds in each group were formed at the Department of Bird Diseases, Bees and Physicochemical Research of the Republican Unitary Enterprise "Institute of Experimental Veterinary Medicine named after S.N. Vyshelessky".

Chickens of the experimental and control groups at the age of 0 to 10 days were given compound feed No. PK-5-1/PCh-46 (FE - 301 Kcal/100 g, crude protein - 23.03%), at the age from 11 to 24 days - compound feed No. PK-5-2/G1Ch-48 (FE -322 Kcal/100 g, crude protein - 22.03%), at the age from 25 to slaughter - compound feed No. PK-6/PCh-21 (FE - 322 Kcal/100 g, crude protein - 20.07%).

The chickens of the first experimental group were given "CHASIS" and "MAGA" with water according to the scheme of experiment (Table 1). The chickens of the second group were not subjected to any additional treatments and were controlled.

Table 1 - Scheme of experiment

Days	Dose of "CHASIS" preparation per 1 l of water in ml	Dose of "MAGA" preparation per 1 l of water in ml
1	0.15
2	0.20
3	0.25
4	0.30
5	0.35
6	0.35
7	0.40
8		0.30
9		0.30
10		0.50
11		0.50
12		0.50
13		0.50
14		0.50
15	Vaccination
16	0.25
17	0.25
18	0.30
19	0.30
20	0.35
21	0.35
22	0.40
23		0.50
24		0.50
25		0.50
26		0.50
27		0.10
28		0.10
29		0.10
30	0.25
31	0.25
32	0.30
33	0.30
34	0.35
35	0.35
36	0.40
37
38
39
40
41

At 15 days of age, chickens of experimental and control groups were immunized with a vaccine for prevention and Newcastle disease of birds from strain "KMIEV-V104" (La Sota) in order to study the effect of the preparations on the immune response of the body after vaccination. The vaccine was administered according to the Instructions for Use.

All poultry were clinically monitored.

Control weighing was carried out at 1, 8, 15, 22, 29,36 and 42 days of age.

Before vaccination and 28 days after vaccination, blood samples were taken to determine the serum specific antibodies against Newcastle disease in the hemagglutination-inhibition test (HIT).

2. Research results

During the experiment, no negative effects of the "CHASIS" and "MAGA" preparations on the clinical status of broiler chickens of the experimental group were observed: the poultry remained alive, mobile, actively consumed feed and water, which suggests that the tested preparation is harmless for farm poultry at the recommended doses.

No cases of the disease were detected in the vaccinated poultry of either group during the experiment.

The experiment lasted 42 days. At the end of the experiment, the chickens had to be slaughtered and dissected.

The main zootechnical indicators are shown in Table 2.

Table 2 - Indicators of RОSS 308 broilers

Indicator	Unit of measurement	Group No.
		experimental	control
Livestock	heads	20	20
Preservation	%	100	100
Death	heads	0	0
Compound feed given	kg	82	82
Compound feed leftovers	kg	0.75	0.624
Water given	l	175.94	175.94
Water leftovers	l	1.094	2.104

As shown in Table 2, the preservation of livestock in the experimental and control groups was 100%.

Weighing results are shown in Table 3.

Table 3 - Body weight dynamics in the experimental and control groups

Days	Body weight
	Experimental group	Control group
1	40.8±0.55	40.8±0.63
8	151.8±4.9	149.7±4.2
15	399.1±6.9	406.7±10.2
22	771.8±11.3	774.0±24.3
29	1128.3±18.2	1171.2±28.5
36	1508.6 ±32.9	1629.3±48.0
42	1896.0±43	2084.2±51.1

As shown in Table 3, the increase in body weight of poultry in the control group was 188.2 g higher than in the experimental group. However, the body weight of poultry in the control and experimental groups was within the physiological norm, indicating that the introduction of "CHASIS" and "MAGA" preparations into the ration does not have a negative effect on the poultry organism.

The results of the determination of the specific antibody levels in the serum of poultry blood against Newcastle disease are shown in Table 4.

Table 4. Level of specific antibody levels in the serum of poultry blood against Newcastle disease in HIT, log2.

Days	Experimental group	Control group
Before vaccination	0.8±0.8	0.8±0.8
28 days after vaccination	4.75±0.25	3.0

As shown in Table 4, the use of "CHASIS" and "MAGA" preparations promotes a higher level of specific antibodies, therefore, this feed additive has an immunostimulatory effect.

3. Conclusion

The use of "CHASIS" and "MAGA" preparations has no negative effect on the clinical status of broiler chickens, i.e. "CHASIS" and "MAGA" preparations are harmless in the recommended doses.

The use of "CHASIS" and "MAGA" preparations stimulates the production of postvaccine antibodies against Newcastle disease.

Head of the Department of Bird Diseases,

Bees and Physicochemical Research,

Doctor of Veterinary Science /signature/ I.V. Nasonov

Seal: Republic of Belarus/ Minsk city/ Republican Research Subsidiary Unitary Enterprise "Institute of Experimental Veterinary Medicine named after S.N. Vyshelessky"//